SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549


                       ----------------------


                          FORM  8-K

                        CURRENT  REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934


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Date of Report (Date of earliest event reported):  July 14, 1995


              UNION TEXAS PETROLEUM HOLDINGS, INC.
      (Exact name of registrant as specified in its charter)


     Delaware               1-9019              76-0040040
   (State or other       (Commission         (I.R.S. Employer
    jurisdiction         File Number)       Identification No.)
   of incorporation)



          1330 Post Oak Boulevard, Houston, Texas 77056
        (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code (713) 623-6544

Item 5.     Other Events.
            ------------

     Indonesia. In July 1995 financing was completed in the amount of $969.5 million for the construction of the seventh train, dock and other support facilities at the Bontang plant in the East Kalimantan area of Indonesia.
The Bontang plant is owned by Pertamina, the Indonesian national oil company, and operated on a cost-reimbursement basis by a corporation owned in part by the joint venture that includes affiliates of Union Texas Petroleum Holdings, Inc. (the "Company"). The financing is provided from Japanese sources through an arrangement, similar to that used in the financing of the fifth and sixth trains, under which debt service is paid by a trustee and paying agent to lenders primarily from the proceeds of designated LNG sales to the Chinese Petroleum Corporation, Korea Gas Corporation and a group of Japanese industrial and utility customers.
The financing is nonrecourse to the Company's joint venture, the other production sharing contractors and Pertamina.
Bontang plant processing fees, debt service with respect to plant financings, transportation (as required) and other costs are deducted from sales proceeds, and the balance is then distributed to Pertamina, the members of the Company's joint venture and other production sharing contractors. Construction of the seventh train has commenced, and is expected to be completed in late 1997. Repayment of debt outstanding under the financing is expected to begin in 1998.

     Ireland. The exploratory well located offshore Ireland in the St. George's Channel has recently been plugged and abandoned. Results of the well are under review to determine what future exploration program should be undertaken in the area. Marathon Petroleum Hibernia, Ltd. serves as operator. Union Texas Petroleum Limited has a 25% working interest.

                         Signature

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             UNION TEXAS PETROLEUM
                                HOLDINGS, INC.

                             By: /s/ NEWTON W. WILSON, III
                                 --------------------------
                                      NEWTON W. WILSON, III
                                         General Counsel,
                                 Vice President-Administration
                                          and Secretary




Date:  July 14, 1995